Exhibit 16.1

November 19, 2013

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

We have read Item 4.01 included in the Form 8-K dated November 15, 2013 of LNB Bancorp, Inc. to be filed with the Securities and Exchange Commission regarding its change in auditors. We are in agreement with the Registrant’s statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Plante & Moran, PLLC

Copy to:
Mr. Gary Elek
Executive Vice President and Chief Financial Officer
LNB Bancorp, Inc.